EXHIBIT 20.1


FOR IMMEDIATE RELEASE                                     Contract: Deborah Koch
December 18, 1998                                                   305-569-2000


                           CLIFFORD A. HOPE RESIGNS AS
                       BANKUNITED CHIEF FINANCIAL OFFICER


CORAL GABLES, FL - - - BankUnited Financial Corporation, parent company of BankUnited, FSB, today announced that effective December 16, 1998, Clifford A. Hope resigned as Chief Financial Officer.

Mr. Hope resigned to pursue other interests. Diane DeLella, currently Vice President/Controller of BankUnited, has been appointed acting Chief Financial Officer.

BankUnited, FSB is the principal subsidiary of BankUnited Financial Corporation and is the largest financial institution headquartered in Florida. BankUnited had assets of $3.73 billion as of September 30, 1998. It operates 25 banking offices throughout Miami-Dade, Broward, Palm Beach and Collier Counties. Additional branch offices in Plantation and Deerfield Beach are expected to open in the near future.

BankUnited Financial Corporation is traded on the Nasdaq National Market. Its common stock trades under the symbol BKUNA. BankUnited Capital II trust preferred securities trade on NASDAQ under the symbol BKUNZ. BankUnited Capital III trust preferred securities trade on the New York Stock Exchange under the symbol BUFPrC.

                                      # # #